Exhibit 10.1

SETTLEMENT AGREEMENT AND MUTUAL GENERAL RELEASE
This Settlement Agreement and Release of Claims (“Agreement”) is entered into by and between Scott Bixby (hereinafter referred to as “Bixby” or “Employee”), and Farmer Bros. Co. (hereinafter referred to as “Company”). The Agreement is a binding contract between Bixby and Company (collectively referred to as “the Parties”), the terms of which are delineated below.
WHEREAS Bixby was employed by Company as Senior Vice President, General Manager Direct Store Delivery;
WHEREAS the Parties entered into a certain Employment Agreement dated as of May 27, 2015 (the “Employment Agreement);
WHEREAS Bixby’s last day at the Company was and elected to retire effective September 30, 2017;
WHEREAS certain disagreements and disputes arose between the Parties concerning, among other things, whether Bixby is entitled to certain post-departure payments and other benefits under the Employment Agreement (the “Dispute”);
WHEREAS the Parties participated in a mediation on January 19, 2018 before Christopher Nolland, Esq. and reached an agreement to settle, compromise and resolve all disagreements and disputes between; and
WHEREAS the Parties wish to document the terms and conditions of their agreement;
NOW THEREFORE, in consideration of the promises, mutual covenants, consideration, and agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
1.    The Dispute. Bixby has asserted that he has potential claims against the Company arising out of an Employment Agreement between the Company and Bixby made May 27, 2015 (the “Dispute”). Bixby is represented by Yonaton Aronoff of Harris, St. Laurent & Chaudhry, LLP, in the Dispute.

2.    Denial of Liability. Company has denied and continues to deny each of the allegations asserted or threatened by Employee in connection with the Dispute. The Parties recognize, however, that litigation of the Dispute will be costly, disruptive, and time-consuming. Accordingly, to avoid the time, expense and uncertainties of litigation, the Parties now desire to settle and compromise any and all claims between them, including those described in the Dispute.
3.    Full Settlement. The Parties intend to and do hereby fully and finally compromise release and settle all disputes, claims and causes of action, whether known or unknown, that were or could have been asserted by or between either of them up to and through the date of this Agreement.

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4.    Mutual General Releases and Covenants Not to Sue.
(a)Bixby, on behalf of himself, his spouse, and his heirs, relatives, representatives, agents, attorneys, and assigns (hereinafter collectively referred to as “Bixby Releasing Parties”), hereby releases the Company, and any and all present and former parent companies, subsidiaries or affiliates, successors, and predecessor entities, and those entities’ insurers, directors, officers, employees, attorneys, agents, representatives, shareholders, successors and assigns, and all related persons and entities, whether named or not (collectively, “the Released Parties”), of and from all rights, claims, demands, actions, damages, causes of action, attorneys’ fees, and costs, of whatever nature, whether legal, equitable, statutory, or otherwise, in whole or in part, that Bixby might have brought, arising up to and through the date of this Agreement whether known or unknown, it being the intent of the Released Parties to fully and finally compromise and settle all matters of any nature that have occurred or could have arisen, through the date of this Agreement. This release and waiver of all claims and damages includes, but is not limited to, all claims that were or could have been asserted in any lawsuit, any tort or statutory claim or contractual restriction relating to Bixby’s prior employment with Company, the discontinuation of such employment, any post-employment conduct, any claim of wrongful discharge, and all rights under federal, state, or local law prohibiting retaliation or discrimination based on race, sex, age, religion, national origin, handicap, disability, or other forms of discrimination, harassment or retaliation, including, but not limited to, rights arising under (a) the Americans with Disabilities Act; (b) Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., as amended; (c) 42 U.S.C. §1981; (d) the Texas Commission on Human Rights Act, or any similar or related laws of the state of Texas, or any other state; (e) the United States Constitution or the constitution of any state of the United States; (f) the Employee Retirement Income Security Act of 1974, 28 U.S.C. §§ 1001-1461, as amended; (g) the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2101 et seq.; (h) any other federal, state or local employment-related laws, ordinances, orders or regulations as well as common law; (i) any rights, claims or causes of action for costs, damages, compensatory damages, liquidated damages, exemplary damages, punitive damages, injunctive relief, front pay, back pay, attorneys’ fees, severance pay, unpaid wages, unpaid vacation, bonuses, salary, expenses or insurance, retirement or other benefits; (j) the Family and Medical Leave Act; (k) the Fair Labor Standards Act; (l) personal injury based on negligence or gross negligence; (m) claims arising under Texas Labor Code Ch. 451 et seq. for workers’ compensation retaliation; (n) claims for malicious prosecution and (m) any claims arising under the Age Discrimination in Employment Act. The Bixby Releasing Parties promise and covenant that they will not initiate or file any lawsuit over any claim they released in this Agreement.
(b)    Farmer Bros. Co. hereby releases Bixby from of and from all rights, claims, demands, actions, damages, causes of action, attorneys’ fees, and costs, of whatever nature, whether legal, equitable, statutory, or otherwise, in whole or in part, that Company might have brought, arising up to and through the date of this Agreement whether known or unknown, it being the intent of the Company to fully and finally compromise and settle all matters of any nature that have occurred or could have arisen through the date of this Agreement. Company promises and covenants that it will not initiate or file any lawsuit over any claim it released in this Agreement.

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5.    Consideration. In consideration of the mutual releases and promises contained herein, and for other good and valuable consideration, the sufficiency of which is acknowledged by the Parties, the Company agrees to pay to Bixby the total amount of ONE HUNDRED FIFTY-THREE THOUSAND DOLLARS AND NO/100S ($153,000.00) less taxes and other withholdings required to be withheld on the payment of severance payments (the “Settlement Amount”). The Settlement Amount will be paid in a single lump sum not later than February 16, 2018. Bixby agrees to be solely and exclusively responsible for any additional taxes and withholdings due on his portion of the Agreement not already withheld. Further, Bixby represents that he is not relying upon Company or its attorneys in any way regarding the tax consequences of entering into this Agreement.
6.    Cooperation. In any litigation currently pending or hereinafter brought against Released Parties, Employee agrees to cooperate fully with Released Parties with regard to using his best efforts to provide the Released Parties any and all information, data and materials which Employee may know, have knowledge of, or have in his possession, which would be necessary or useful to Released Parties’ defense in such litigation. Employee further agrees to make himself reasonably available to Released Parties for witness interviews and/or statements, affidavits, depositions and/or court testimony, as necessary.
7.    No Assignment of Claims. Bixby warrants and guarantees that he has not made, and will not make, any assignment of any claim, damages, cause or right of action, or any right of any kind whatsoever and that no other person or entity of any kind, other than Bixby, had or has any interest in any of the demands, obligations, actions, causes of action, debts, liabilities, rights, contracts, damages, attorneys’ fees, costs, expenses, losses, or claims that are released herein. EMPLOYEE AGREES TO INDEMNIFY AND HOLD HARMLESS COMPANY FROM ANY AND ALL LIABILITY, CLAIMS, DEMANDS, EXPENSES, COSTS, AND ATTORNEYS’ FEES ASSERTED BY ANY PERSON OR ENTITY DUE TO A VIOLATION OF THIS NON-ASSIGNMENT PROVISION OR THE REPRESENTATIONS MADE IN THIS PARAGRAPH.
8.    Severability. The provisions of this Agreement are severable, and if any part of it is found to be unenforceable, the other provisions shall remain fully valid and enforceable.
9.    Law Governing. This Agreement was negotiated and is performable, in whole or in part, in Texas and therefore shall in all respects be interpreted, enforced and governed by and under the laws of the State of Texas.
10.    Venue. Venue in any action to enforce any provision of this Agreement or for breach of this Agreement shall be exclusively in Tarrant County, Texas.
11.    Entirety of Agreement. This Agreement contains the entire agreement between the Parties relating to the subject-matter hereof. No other promise or agreement of any kind has been made to or with Bixby by any person or entity to cause him to execute this Agreement.
12.    Release of Federal Age Discrimination Claims. Bixby represents that he is being given at least twenty-one (21) days to consider this Agreement before signing it, and further, that he is advised in writing to consult with an attorney before signing it. Bixby may rescind his release of rights and claims arising under the Age Discrimination in Employment Act (ADEA) during the seven (7) day period following the date of execution of this Agreement by Employee (the

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"Revocation Period"). Thereafter, the release of ADEA rights and claims is irrevocable. All other releases are immediately and fully effective and irrevocable upon Employee’s signing this Agreement. Should Employee decide to revoke or rescind his release of ADEA claims during the Revocation Period, he must do so by serving written notice to Company hand-delivered to the Company during the Revocation Period. If Employee revokes his release of ADEA rights and claims, the Settlement Payment from the Company to the Employee shall be reduced by fifty percent to account for a less-than full release of claims.
13.    Waiver of Attorneys’ Fees. Bixby waives his right to collect any attorneys’ fees, except as herein indicated, from the Company in connection with the Dispute and this Agreement, and Bixby hereby releases the Company from any attorneys’ lien that may apply or attach to the consideration paid pursuant to this Agreement.
14.    No Pending Bankruptcy. As of the date of the execution of this Agreement, Bixby has no pending Petition in Bankruptcy, nor is he involved as a debtor in bankruptcy in any other proceeding currently pending before any United States Bankruptcy Court or any other Court. Any breach of this provision, whether knowing or inadvertent, will constitute a material breach, rendering this Agreement voidable at the election of Company.
15.    Waiver. No claim or right arising out of a breach or default under this Agreement can be discharged by waiver of that claim or right unless the waiver is in writing signed by the Party hereto to be bound by such waiver. A waiver by any Party of a breach or default by the other Party of any provision of this Agreement shall not be deemed a waiver of future compliance with such provisions, and such provisions shall remain in full force and effect.
16.    Execution and Representations. This document may be executed in multiple originals, and any one fully executed copy will serve as the operative document. The Parties agree and represent that they have been given a reasonable period of time to consider this Agreement and have thoroughly reviewed it and agreed to its terms with the advice and counsel of their respective attorneys. Bixby was advised to and did consult with a lawyer prior to executing this Agreement. The Parties also acknowledge the contested and adversarial nature of the underlying disputes and the Dispute. The Parties further agree and represent that in executing this Agreement they did not rely and have not relied upon any representation or statement made by the opposing Parties hereto or their attorneys, with regard to (a) facts underlying the Dispute; (b) the subject matter or effect of this Agreement; or (c) any other facts or issues which might be deemed material to their decision to enter into this Agreement. The Parties hereby represent, warrant and agree that they each have the right and power to enter into this Agreement, and the person executing this Agreement on behalf of such Party has the full right and authority to enter into this Agreement and the full right and authority to execute all instruments, if any, provided for in this Agreement, and to fully bind such Party as to the terms and obligations of this Agreement.
17.    Effective Date. As used herein, the “Effective Date” shall be the date of Bixby’s signature below.

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EXECUTED in duplicate originals on the date(s) hereinafter indicated.
/s/ Scott Bixby                            Date: January 31, 2018
Scott Bixby

/s/ Thomas J. Mattei, Jr.
Farmer Bros. Co.

By: Thomas J. Mattei, Jr.                    Date: February 6, 2018

Title: General Counsel and Assistant Secretary

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